PROCEEDS ESCROW AGREEMENT

THIS PROCEEDS ESCROW AGREEMENT (this “Agreement”) is made and entered into this ____ day of ___________________, 2008, by and between Renewable energy Acquisition Corp., a Nevada corporation (the “Company”), Crusader Securities, LLC, a __________ limited liability company (the “Underwriter”), and Associated Bank Minnesota, National Association of Minneapolis, Minnesota (the “Escrow Agent”).

Premises

The Company proposes to offer for sale to the general public in certain states 2,000,000 Units, each Unit consisting of one share of common stock, and two redeemable common stock purchase warrants, at an offering price of $6.00 per Unit in accordance with the registration provisions of the Securities Act of 1933, as amended (“Securities Act”) and pursuant to a registration statement on form SB-2 (the “Registration Statement”) on file with the Securities and Exchange Commission. The Company and the Underwriter have entered into or will, prior to the effective date of the Registration Statement, enter into an agreement pursuant to which the Underwriter has agreed to offer for sale the Units in accordance with the terms of the prospectus contained in the Registration Statement and is authorized to organize a selling group consisting of brokerage firms which are members of the Financial Industry Regulatory Authority (“Selling Group”), to participate in the sales effort. In accordance with the terms of the Registration Statement, ~~the~~ Company and the Underwriter desire to provide for the escrow of the gross subscription payments for Units until the amount, as set forth below, has been received.

Agreement

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I. SUBSCRIPTION ESCROW

1.01 All funds collected by the Underwriter or any member of the Selling Group from subscriptions for the purchase of Units in the subject offering shall be deposited promptly with the Escrow Agent, but in any event no later than noon of the next business day following receipt. Such funds shall be transmitted in accordance with the terms of the agreement between the Company and the Underwriter, which terms shall similarly apply to members of the Selling Group through agreement between the Underwriter and the Selling Group. The Escrow Agent shall deposit the funds in the account designated “Associated Bank, Renewable Energy Escrow Account” (the “Escrow Account”) and acknowledge receipt of all funds by notifying the Company of deposits into the Escrow Account in the Escrow Agent’s customary manner no later than the next business day following the business day on which the funds are deposited into the Escrow Account.

1.02 Concurrently with transmitting funds to the Escrow Agent, the Underwriter and the members of the Selling Group shall also deliver to the Escrow Agent a schedule setting forth the name and address of each subscriber whose funds are included in such transmittal, social security number of the subscriber, the number of Units subscribed for, and the dollar amount paid. All funds so deposited shall remain the property of the subscriber and shall not be subject to any lien or charges by the Escrow Agent, or judgments or creditors’ claims against the Company until released to it in the manner hereinafter provided.

1.03 If at any time prior to the expiration of the minimum offering period, as specified in paragraph 1.04, $6,000,000 has been deposited pursuant to this Agreement, the Escrow Agent shall confirm the receipt of such funds to the Company and the Underwriter, and the funds on deposit shall be paid to the Company and Underwriter or as otherwise instructed by the them, within one (1) business day after the Escrow Agent receives a written release notice in substantially the form of Exhibit A attached hereto (a “Release Notice”) signed by one of the authorized persons of the Company and the Underwriter listed on Exhibit B attached hereto. Thereafter, the Escrow Agent shall continue to accept deposits from the Underwriter and the Selling Group, and the funds so received shall be paid to the Company and Underwriter or as otherwise instructed by them, within one business day after the Escrow Agent receives a further Release Notice(s) signed by one of the authorized persons of the Company and the Underwriter listed on Exhibit B attached hereto.

1.04 If, within three months after the effective date of the Registration Statement (unless extended by agreement of the Company and Underwriter for an additional period not to exceed two months by written notice to the Escrow Agent given not less than one business day prior to the expiration of the initial three-month period), the Underwriter and the Selling Group have not deposited at least $6,000,000 with the Escrow Agent that for whatever reason are not subsequently collected through normal banking procedures, the Escrow Agent shall so notify the Underwriter and the Company and shall promptly transmit to those investors who subscribed for the purchase of Units the amount of money each such investor so paid. The Escrow Agent shall furnish to the Company and the Underwriter an accounting for the refund in full to all subscribers.

1.05 If at any time prior to the expiration of the minimum offering period, as specified in paragraph 1.04, above, the Escrow Agent is advised by the Securities and Exchange Commission that a stop order has been issued with respect to the Registration Statement, the Escrow Agent shall thereupon return all funds to the respective subscribers.

ARTICLE II. THE ESCROW AGENT

2.01. It is understood and agreed that the duties of the Escrow Agent, are entirely ministerial, being limited to receiving monies and property hereunder, and holding and disbursing such monies and property in accordance with this Agreement. The Escrow Agent shall have no duty or responsibility to enforce the collection or demand payment of any funds deposited into the Escrow Account. If, for any reason, any check deposited into the Escrow Account shall be returned unpaid to the Escrow Agent, the sole duty of the Escrow Agent shall be to return the check to the Company.

2.02 The Escrow Agent is not a party to, and is not bound by, any agreement between the Company and the Underwriter or the Underwriter and the Selling Group, which may be evidenced by or arise out of the foregoing instructions.

2.03 The Escrow Agent acts hereunder as a depository only, and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness, or validity of any instrument deposited with it, or with respect to the form or execution of the same, or the identity, authority, or rights of any person executing or depositing the same.

2.04 The Escrow Agent shall not be required to take or be bound by notice of any default of any person or to take any action with respect to such default involving any expense or liability, unless notice in writing is given to an officer of the Escrow Agent of such default by the undersigned or any of them, and unless it is indemnified in a manner satisfactory to it against any expense or liability arising therefrom.

2.05 The Escrow Agent shall not be liable for acting on any notice, request, waiver, consent, receipt, or other paper or document believed by the Escrow Agent to be genuine and to have been signed by the proper party or parties.

2.06 The Escrow Agent shall not be liable for any error of judgment or for any act done or step taken or omitted by it in good faith, or for any mistake of fact or law, or for anything which it may do or refrain from doing in connection herewith, except its own gross negligence and willful misconduct.

2.07 The Escrow Agent shall not be answerable for the default or misconduct of any agent, attorney, or employee appointed by it if such agent, attorney, or employee shall have been selected with reasonable care.

2.08 The Escrow Agent may consult with legal counsel in the event of any dispute or question as to the consideration of the foregoing instructions or the Escrow Agent’s duties hereunder, and the Escrow Agent shall incur no liability and shall be fully protected in acting in accordance with the opinion and instructions of such counsel.

2.09 In the event of any disagreement between the undersigned or any of them, the person or persons named in the foregoing instructions, and/or any other person, resulting in adverse claims and/or demands being made in connection with or for any papers, money, or property involved herein or affected hereby, the Escrow Agent shall be entitled at its option to refuse to comply with any such claim, or demand so long as such disagreement shall continue and, in so refusing, the Escrow Agent shall not be or become liable to the undersigned or any of them or to any person named in the foregoing instructions for the failure or refusal to comply with such conflicting or adverse demands, and the Escrow Agent shall be entitled to continue to so refrain and refuse to so act until:

(a)	the rights of adverse claimants have been finally adjudicated in a court assuming and having jurisdiction of the parties and the money, papers, and property involved herein or affected hereby; and/or

(b)	all differences shall have been adjusted by agreement and the Escrow Agent shall have been notified thereof in writing signed by all of the persons interested.

ARTICLE III. MISCELLANEOUS

3.01 The fee of the Escrow Agent is $1,000, receipt of which is hereby acknowledged. This fee includes one disbursement of two checks; and additional checks issued in that disbursement will be at an additional charge of $3.00 each. Additional disbursements will be provided at a fee of $50.00 per disbursement, and such fee includes two checks; and additional checks issued in that disbursement will be at an additional charge of $3.00 each. In addition (1) if payment is tendered by subscribers in the form of checks drawn on non-US banks, the Escrow Agent shall receive a fee of $15.00 for each such check deposited in the Escrow Account, (2) if payment is tendered by subscribers in the form of a wire transfer, the Escrow Agent shall receive a fee of $5.00 for each such wire transfer received for deposit in the Escrow Account, (3) if funds are returned to subscribers under 1.04 or 1.05, above, the Escrow Agent shall receive a fee of $3.00 per check for such service, (4) if any disbursement, whether to the subscribers or per instruction of the Release Notice, is made by wire transfer from the Escrow Account, the fee shall be $17.00 per wire, and (5) all out of pocket expenses for special handling, such as courier delivery service, certified, mail, etc. The Company shall pay all such fees at the time of occurrence. The fee agreed on for services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; however, in the event that the conditions of this Agreement are not fulfilled, the Escrow Agent renders any material service not contemplated by this Agreement, there is any assignment of interest in the subject matter of this Agreement, there is any material modification hereof, any material controversy arises hereunder, or the Escrow Agent is made a party to or justifiably intervenes in any litigation pertaining to this Agreement or the subject matter hereof, the Escrow Agent shall be reasonably compensated for such extraordinary expenses, including reasonable attorneys’ fees, occasioned by any delay, controversy, litigation, or event and the same may be recoverable only from the Company.

3.02. Notices. All notices and communications shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; when received, if deposited in the mail, postage prepaid, addressed as provided below; when transmission is verified, if telecopied; and on the next business day, if timely delivered to an air courier guaranteeing overnight delivery;

To the Company:	Renewable Energy Acquisition Corp.
7078 East Fish Lake Road, Suite 800
Minneapolis, MN 55311
Attn: Craig Laughlin, President

To the Underwriter:	Crusader Securities, LLC
230 Park Avenue, Suite 1000
New York, NY 10169
Attn: Blair West, Managing Director

To Escrow Agent:	Associated Bank
740 Marquette Ave. So.
Minneapolis, MN 55402
Attn: ________________________

Any party may change its address by providing written notice of such change to the other parties hereto.

3.03. Resignation by Escrow Agent. Upon thirty (30) calendar days’ prior written notice to the Company and Underwriter delivered or sent as required above, the Escrow Agent shall have the right to resign as escrow agent hereunder and to thereby terminate its duties and responsibilities hereunder, and shall thereupon be released from these instructions. Upon resignation by the Escrow Agent, the Escrow Agent shall provide the Company with sufficient information concerning the status of the Escrow Fund to enable the Company to provide the same to a successor escrow agent.

3.04. Termination of Escrow Agreement. The Escrow Agent’s responsibilities hereunder shall terminate at such time as the Escrow Fund shall have been fully disbursed pursuant to the terms hereof, or upon earlier termination of this escrow arrangement pursuant to written instructions executed by the Company and Underwriter. Such written notice of earlier termination shall include instruction to the Escrow Agent for the distribution of the Escrow Fund.

3.05. Entire Agreement. This Agreement contains the entire understanding by and among the parties hereto; there are no promises, agreements, understandings, representations or warranties, other than as herein set forth. No change or modification of this Agreement shall be valid or effective unless the same is in writing and is signed by all of the parties hereto.

3.06. Applicable Law, Successors and Assigns. This Agreement shall be governed in all respects by the laws of the state of Minnesota, and shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, executors, administrators, legal representatives, successors and assigns.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused their respective hands to be set hereto with the intention of being bound effective in all respects as of the date and year first hereinabove written.

Renewable Energy Acquisition Corp.

By:
Craig Laughlin, Vice President

Crusader Securities, LLC

By:
Blair West, Managing Director

Associated Bank

By:
Its:

EXHIBIT A

Release Notice

Associated Bank Minnesota, National Association
740 Marquette Ave. So.
Minneapolis, MN 55402
Attn: ___________________________

Gentlemen:

The undersigned hereby authorize and instruct Associated Bank, escrow agent, to release $___________________ of funds from the Escrow Account and to deliver such funds as follows:

1.	[Instructions for Underwriter]

2.	[Instructions for Investment Management Trust]

3.	[Instructions for Company Account]

4.	[Insert any other payees and instructions]

IN WITNESS WHEREOF, this release has been executed on ________________, 200__.

Renewable Energy Acquisition Corp.

By:
Craig Laughlin, Vice Presidentr

Crusader Securities, LLC

By:
Craig Laughlin, Vice Presidentr

EXHIBIT B

Authorized Personnel

The Escrow Agent is authorized to accept instructions and notices signed or believed by the Escrow Agent to be signed by any one of the following each of who is authorized to act on behalf of the Company and Underwriter:

Renewable Energy Acquisition Corp.

Name	Title	Signature

Craig Laughlin	President	_________________________

Crusader Securities, LLC

Name	Title	Signature

Blair West	Managing Director	_________________________